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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 13, 2000

                               JCC HOLDING COMPANY
               (Exact Name of Registrant as Specified in Charter)


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
      DELAWARE                                1-12095                        62-1650470
(State or Other Jurisdiction          (Commission File Number)             (IRS Employer
     of Incorporation)                                                   Identification No.)
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                             512 SOUTH PETERS STREET
                          NEW ORLEANS, LOUISIANA 70130
              (Address of Principal Executive Offices and Zip Code)


                                 (504) 533-6000
              (Registrant's telephone number, including area code)


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ITEM 9.  REGULATION FD DISCLOSURE.

         On November 13, 2000, Jefferies & Company, Inc., our financial advisors presented a proposed plan for restructuring our financial obligations based upon the analysis and advice of our financial advisors. During this presentation, we proposed various concessions to be made by our securities holders, our lenders, our affiliates, Harrah's Entertainment, Inc., Harrah's Operating Company, Harrah's New Orleans Management Company (the manager of the casino and a wholly controlled affiliate of Harrah's Entertainment, Inc.), the State of Louisiana, and other parties to whom we have contractual or legal obligations. Among other things, the proposal included a provision to eliminate current equity holders through a bankruptcy proceeding.

         We also announced that we anticipate that our annual revenues for the year ended December 31, 2000, are projected to be approximately $248 million. Jefferies & Company further announced that they estimate based on current operations and existing contractual obligations that the level of monthly revenues needed for us to breakeven on a profit and loss basis is approximately $35 million.

         Attached hereto as Exhibit 99.1 is a description of the slides presented by Jefferies & Company, JCC Holding Company's investment advisors, at a presentation held before the Casino Tax Advisory Committee in New Orleans, Louisiana on November 13, 2000. Also attached hereto as Exhibit 99.2 is a Long-term Restructuring Term Sheet prepared by Jefferies & Company.

         The Casino Tax Advisory Committee was assembled by the Mayor of New Orleans to document its findings on the economic impact of the Harrah's New Orleans Casino, owned by Jazz Casino Company, L.L.C., our wholly-owned subsidiary, and make recommendations to the State of Louisiana regarding the $100 million minimum payment due to the State of Louisiana. The Committee is scheduled to report their findings and recommendations to the State subsequent to November 23, 2000. We believe that unless the minimum payment due to the State is reduced and economic concessions are obtained from numerous other parties to whom Jazz Casino Company, L.L.C. has financial obligations, we will not be able to continue as a viable business.

         The disclosures made in this Current Report reflect an analysis performed by us and our advisors. The recommendations made by our advisors have not been formally considered or approved by our board of directors or any other parties. For any such recommendations to be effectively implemented, if at all, will require the approval of our board of directors and numerous third parties, including our lenders, the State of Louisiana, the manager of our casino and others. No assurance can be given that all the approvals necessary to implement any or all of the recommendations disclosed in this Current Report or that implementation of any or all of such recommendations would assure our continued viability as an ongoing business. Without the implementation of such recommendations, however, we believe we will not be able to continue as a viable business. We believe that it will be necessary to initiate a bankruptcy proceeding (i) to implement the recommendations disclosed in this Current Report or (ii) if our current operating results do not dramatically improve immediately, which we do not expect.

         This Current Report with its Exhibits on Form 8-K includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including in particular the statements about the projected annual 2000 revenues of $248 million, pro forma operating profit projections for 2002 and 2003 giving effect to the restructuring plan and the approximate level of sales revenue needed for us to breakeven. Although we believe that the projection, plans, objectives, expectations and prospects reflected in or suggested by such forward-looking statements are reasonable, such statements involve uncertainties and risks, and we cannot assure that such projections, plans, objectives, expectations and prospects will be achieved. Important factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements include our ability to reach agreement with third parties on such matters as (i) granting us waivers for our failure to comply with certain agreements with them,
(ii) reducing the $100 million minimum annual payment that we are required to make to the Louisiana Gaming Control Board and (iii) adjusting our operating expenses, debt and capital structure. All written or oral forward-looking Statements attributable to us are expressly qualified in their entirety by these cautionary Statements.


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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS.

         (c)      Exhibits.

                  The following exhibits are filed herewith:

         Exhibit No.     Description

         99.1 Slide Presentation from November 13, 2000 presentation by Jefferies & Company, JCC Holding Company's investment advisors, to the Casino Tax Advisory Commission

         99.2            Long-Term Restructuring Term Sheet prepared by
                         Jefferies & Company

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               JCC HOLDING COMPANY
                               (REGISTRANT)



                               /s/ L. Camille Fowler
                               ---------------------
                               L. Camille Fowler
                               Vice President - Finance, Secretary and Treasurer



Date:  November 14, 2000



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                               INDEX TO EXHIBITS

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
EXHIBIT
NUMBER                 DESCRIPTION
-------                -----------
  99.1                 Slide Presentation from November 13, 2000 presentation by
                       Jefferies & Company, JCC Holding Company's investment advisors, to the Casino Tax Advisory Commission

  99.2                 Long-Term Restructuring Term Sheet prepared by Jefferies
                       & Company
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